THIS AGREEMENT is made the 8th day of December, 1998.

B E T W E E N:

                               THE BANK OF NOVA SCOTIA

                               (the "Vendor")

                               - and -

                               VENTRA GROUP INC.

                               (the "Purchaser")

                               - and -

                               GENERAL MOTORS CORPORATION and
                               GENERAL MOTORS OF CANADA LIMITED

                               (collectively "GM")

                               GRANT THORNTON LIMITED

                               (the "Interim Receiver").

WHEREAS:

A. Each of the Vendor and GM is a secured creditor of JPE Canada Inc. (the "Company").

B. The Company is in default under its lending arrangements with the Vendor and GM.

C. By order of J.M. Ferron, Registrar of the Ontario Court of Justice (General Division) dated August 27, 1998, the Interim Receiver was appointed as the Interim Receiver of the Company.

D. The Vendor has marketed and now wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Vendor, all of the Vendor's and the Company's right, title and interest in the undertaking, property and assets of the Company.

     NOW THEREFORE, for value, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

1.1  DEFINED TERMS

     In this Agreement, the following terms have the following meanings unless the context otherwise requires:

1.1.1 "Purchased Property" means the Vendor's and the Company's right, title and interest in the undertaking, property and assets of the Company comprised of the Parcels described in Section 3.2.

1.1.2 "Real Property" means the Vendor's and the Company's right, title and interest in the real property described as Parcel II in Section 3.2.

1.1.3 "Purchase Price" means the aggregate of the amounts listed under the heading "Price" in Section 3.2.

1.1.4 "Permitted Encumbrances" means those liens, charges, encumbrances and qualifications to title of the Purchased Property listed in annexed Schedule "E".

1.1.5 "Trustee" means the party named as Trustee in Bankruptcy of the Company.

1.2  CURRENCY

     Unless otherwise indicated, all dollar amounts referred to in this Agreement are in lawful money of Canada.

                                   ARTICLE II
                           BANKRUPTCY AND COURT ORDER

2.1  BANKRUPTCY AND COURT ORDER

     It is agreed that prior to the Closing Date, either the Company shall make a voluntary assignment in bankruptcy or that a petition and receiving order shall be applied for by GM and the Vendor placing the Company into bankruptcy. In addition, the Vendor and GM shall make application to the Ontario Court of Justice (General Division) for an order (the "Approval Order"), inter alia, approving of the purchase and sale transaction contemplated in this Agreement, dispensing with the issuance of notices of sale under the Mortgages Act and, if necessary, under the Personal Property Security Act. The Approval Order shall be substantially in the form annexed hereto as Schedule "F". If at the Closing Date, the Company is an undischarged bankrupt and the Approval Order has been obtained, then the Agreement shall be completed in accordance with its terms and if not, then this Agreement shall be considered to be terminated and the Deposit (as herein defined) shall be returned to the Purchaser with interest earned thereon and thereafter the Vendor and the Purchaser shall not be under any further obligation to the other.

                                   ARTICLE III
                         AGREEMENT OF PURCHASE AND SALE

3.1  PURCHASED PROPERTY

     The Purchaser agrees to purchase from the Vendor and the Vendor agrees to sell to the Purchaser on the Closing Date at the Time of Closing (as hereafter defined), the Purchased Property for the Purchase Price subject to the terms and conditions contained in this Agreement.

3.2  PURCHASE PRICE

     The Purchase Price attributable to the Parcels comprising the Purchased Property shall be the following:

Parcel         Description                                          Price
------         -----------                                          -----
Parcel I       Inventory of the Company comprised of:

               (a) work in progress                                 At the lower of market or
                                                                    Company's standard cost in
                                                                    effect as of October 1, 1998,
                                                                    less reasonable allowance for
                                                                    obsolete, unusable, damaged
                                                                    items, and any items requiring
                                                                    rework.  (For purposes of this
                                                                    clause, "market" for an item will
                                                                    be determined by calculating the
                                                                    percentage of completion for
                                                                    such item and multiplying such
                                                                    percentage by the price for the
                                                                    related finished product.)

               (b) raw materials and non-painted                    At the lower of market or cost
                   regrind inventory                                to the Company for all raw
                                                                    materials on hand including
                                                                    any freight and delivery costs
                                                                    paid by the Company, but excluding
                                                                    any raw materials held by Company
                                                                    on consignment and with a reasonable
                                                                    allowance for obsolete, excessive
                                                                    and unusable items.


Parcel II      The following real property owned by                 }
               the Company as described in annexed                  }
               Schedule "A" and municipally known as:               }
                                                                    }
               (i)  675 Trillium Drive                              }
                    Kitchener, Ontario                              }
                                                                    }
               (ii) 775   Technology   Drive                        }  $15,000,000.00 Canadian
                    Peterborough, Ontario                           }  Dollars for Parcels II - IV,
                                                                    }  inclusive (to be allocated
Parcel III     Machinery and equipment of the                       }  among the parcels by the
               Company, including without limitation                }  Purchaser, and the Vendor
               those items described in annexed                     }  acting reasonably)
               Schedule "D"                                         }
                                                                    }
Parcel IV      Other assets not included in Parcels I-III           }
               and specifically including, without                  }
               limitation, those assets referred to on              }
               annexed Schedule "B", save and except                }
               the Excluded Assets (as hereinafter                  }
               defined).                                            }

3.3  EXCLUDED ASSETS

     There shall be specifically excluded from the Purchased Property the following assets of the Company (the "Excluded Assets"), namely:

(a) finished goods inventory, painted regrind inventory and obsolete inventory of the Company;

(b) accounts receivable of the Company, including without limitation, the tooling accounts receivable; and

(c) the equipment described in Schedule "G" (provided this equipment is the same equipment that GM has agreed to sell to the Purchaser by letter dated December 9, 1998).

3.4  PAYMENT OF THE PURCHASE PRICE

     The Purchase Price shall be paid by the Purchaser to the Vendor as follows:

(a) The Purchaser shall deliver to the Vendor with a copy of this Agreement signed by the Purchaser, a certified cheque drawn on, or a bank draft of, a
     Schedule I Canadian chartered bank, payable to KPMG Inc. as agent of The Bank of Nova Scotia in the amount of $1,000,000.

(b) If this Agreement is accepted by the Vendor and approved by GM and the Interim Receiver, the said cheque or draft shall constitute a cash deposit (the "Deposit") and shall be deposited in an interest-bearing bank account to be applied toward the Purchase Price for the benefit of the Purchaser.

(c) On the Closing Date, subject to the provisions of Section 8.3, the Purchaser shall pay to the Vendor, or to whom the Vendor shall in writing direct, the balance of the Purchase Price (which shall be the Purchase Price adjusted as contemplated in Section 3.11, less the Deposit and any interest earned thereon) and all taxes referred to in Section 3.9 by certified cheque drawn on, or bank draft of, a Schedule I Canadian chartered bank.

3.5  ACCEPTANCE

     If this Agreement is accepted by the Vendor and approved by GM and the Interim Receiver, then such acceptance shall be communicated to the Purchaser by 5:00 p.m. (Toronto time) December 22, 1998 by notice in writing sent by the Vendor or KPMG Inc. to the Purchaser at the address set forth and in the manner provided in Section 9.11.

3.6  RETURN OF DEPOSIT CHEQUES

     Any cheque or draft of the Purchaser accompanying this Agreement that is not accepted by the Vendor shall be returned to the Purchaser by prepaid postage mail or courier addressed to the Purchaser, at the address set forth below.

3.7  AGREEMENT OF PURCHASE AND SALE

     This Agreement, once signed by the Purchaser, accepted by the Vendor and approved by GM and the Interim Receiver, shall constitute a binding agreement of purchase and sale between the parties hereto for the Purchased Property subject to the Company being bankrupt, and the Approval Order described in Article II being obtained and the conditions in Article VI being satisfied by the Closing Date.

3.8  CLOSING DATE

     The completion of the Agreement will take place at 10:00 a.m. ("Time of Closing") on January 25, 1999 or such other date as the Vendor and Purchaser shall agree in writing (the "Closing Date") at the office of the Vendor's solicitors, Borden & Elliot, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y4.

3.9  PAYMENTS ON THE CLOSING DATE

     The Purchaser shall pay, on the Closing Date, and shall be liable for, in addition to the Purchase Price, any and all applicable federal and provincial taxes, duties or like charges exigible in connection with the transfer of the Purchased Assets including, without limitation, all land transfer taxes, all federal and provincial sales, use, consumption and similar taxes and all goods and services tax imposed under the Excise Tax Act (Canada), unless the Purchaser or this transaction is exempt under the relevant taxing statute and the Purchaser complies to the reasonable satisfaction of the Vendor with all requirements as to certification, filing or otherwise to validly qualify for such exemption. Where necessary, the Vendor agrees to execute and deliver such elections or other documents reasonably required to permit the Purchaser to claim any available exemption. The Purchaser will deliver an Indemnity Agreement at closing in a form reasonably satisfactory to the Vendor indemnifying the Vendor against any tax, interest or penalty incurred by the Vendor as a result of the failure of the Purchaser to pay any such taxes, duties or charges referred to above except those that arise from Vendor's omission or misrepresentation.

3.10 TAXES NOT ASSUMED

     The Purchaser does not assume and shall not be liable for any taxes under the Income Tax Act (Canada) or any other taxes or other amounts whatsoever which may be or become payable by the Company, the Vendor or any third party from or as a consequence of the operation of any aspect of the Company's business or using the Purchased Assets prior to the Closing Date. Neither the Vendor, nor GM, nor the Interim Receiver shall be liable to the Purchaser for any of the foregoing taxes, other taxes or other amounts (except with respect to GM as otherwise provided in Section 6.3(i)).

3.11 ADJUSTMENTS

     Adjustments to the Purchase Price shall be made on the Closing Date for realty taxes and utilities with respect to the Real Property, the Closing Date itself being for the account of the Purchaser.

3.12 PENSION PLANS NOT TO BE ASSUMED

     Neither the Vendor, nor GM, nor the Interim Receiver, nor the Purchaser adopts or assumes or shall be liable for any duties, liabilities or obligations under any pension plan established for employees of the Company or under any agreements or documents relating to such plans (except in the case of GM as provided in Section 6.3(i).

3.13 COMPANY'S EMPLOYEES TO BE HIRED

     The Vendor and GM acknowledge having been informed that, subject to the provisions contained in the tentative, amended Collective Agreement as negotiated between the representatives of the National Automobile, Aerospace, Transportation and General Workers Union of Canada ("CAW - Canada") and its Locals 1564 and 1987 (the "Union") and the Purchaser, the Purchaser intends only to offer employment effective from the Closing Date to such of the employees of the Company as the Purchaser, in its sole discretion, may determine and only upon such terms as the Purchaser may in writing, agree to with such employees or the Union.

                                   ARTICLE IV
                   REAL PROPERTY AND OTHER PURCHASED PROEPRTY

4.1  REAL PROPERTY AND OTHER PURCHASED PROPERTY

     The Purchaser shall examine title to the Real Property ("Title") at its own expense and shall not call for the production of any bill of sale, assignment, title deed, abstract or survey or proof or evidence of title or to have furnished to it any copies of any such documents other than those in the possession or within the reasonable control of the Vendor. The Purchaser shall be allowed until 5:00 p.m. on January 15, 1999 to satisfy itself as to Title at its own expense. If within such time, the Purchaser shall furnish the Vendor with any valid objection as to Title which the Vendor shall be unable or unwilling to remove at or before the Closing Date, and which the Purchaser will not waive, the Agreement shall at or before the Closing Date be null and void, the Deposit shall be returned to the Purchaser, with interest earned thereon, and thereafter the Vendor and the Purchaser shall not be under any further obligation to the other.

4.2  NO REPRESENTATIONS

     The Purchaser acknowledges that except as expressly otherwise provided in this Agreement, the Vendor, KPMG Inc., GM and the Interim Receiver have not made, do not make and shall not be required to make any representation or warranty with respect to the condition of the Purchased Property and that none of the Vendor, KPMG Inc., GM or the Interim Receiver shall have any liability or obligation with respect to the value, state or condition of the Purchased Property, any deficiencies therein or repairs or replacements or other work required with respect thereto, whether or not within the knowledge of the Vendor, KPMG Inc., GM or the Interim Receiver, or any of their respective officers, directors, agents, employees or contractors, all of which shall be accepted and assumed by the Purchaser as of the Closing Date. The Vendor, KPMG Inc., GM and the Interim Receiver make no representation or warranty of any kind that the present use of the Purchased Property or the future use thereof intended by the Purchaser is or will be lawful or permitted.

4.3  BUILDING AND ZONING

     The Purchaser agrees to accept the Vendor's right, title and interest in the Real Property and fixtures subject to municipal requirements, including without limitation, building and zoning by-laws, the limitations, reservations, provisions and conditions expressed in any original grants from the Crown, as may be varied by statute and minor easements for hydro, telephone and like services and restrictions and covenants that run with the Real Property providing all such municipal requirements, restrictions, covenants, limitations, reservations, provisions and conditions are being complied with.

4.4  DEED TO REAL PROPERTY

     Subject to obtaining the Approval Order, the Vendor will deliver, or cause to be delivered, a transfer/deed of land in registerable form to transfer its right, title and interest in the Real Property to the Purchaser on the Closing Date.

4.5  PLANNING ACT

     The Agreement shall be effective to create an interest in the Real Property only if the provisions of the Planning Act (Ontario) are complied with, failing which, the Agreement shall be terminated, in which event the Deposit shall be returned to the Purchaser forthwith with interest earned thereon and thereafter the Vendor and the Purchaser shall not be under any further obligation to the other.

4.6  RISK AND INSURANCE

     The Purchased Property shall be at the risk of the Purchaser only after the Closing Date. Until the Time of Closing, in the vent of material damage to the Purchased Property, the Purchaser may either have the proceeds of any insurance which is carried by the Company (if available to the Purchaser) and complete the Agreement or may cancel the Agreement and have the Deposit returned with interest earned thereon but without compensation of any other kind whatsoever. Where any damage is not material to either the Purchased Assets or the business as presently conducted by the Company, the Purchaser shall be obliged to complete the Agreement and be entitled to receive the proceeds of the insurance carried by the Company (if available to the Purchaser) which is referable to such damage. The Purchaser agrees that all the insurance maintained by the Company shall be cancelled on the Closing Date and that the Purchaser shall be responsible for placing its own insurance thereafter.

4.7  "AS IS - WHERE IS"

     By entering into this Agreement, the Purchaser acknowledges that it has inspected the Purchased Property, that subject to provisions of 4.6, the Purchased Property is sold on an "as is, where is" basis on the Closing Date and that no representation, warranty or condition is expressed or implied as to title, description, fitness for purpose, existence, merchantable quality, conditions or quality thereof or, in respect of any other matter or thing whatsoever (except as otherwise expressly provided in this Agreement). Without limitation, all of the Purchased Property is specifically offered as it exists on the Closing Date with no adjustments to be allowed to the Purchaser for changes in conditions, qualities or quantities from the date hereof to the Closing Date, except as provided for in Article VIII. The Purchaser acknowledges and agrees that the Vendor is not required to inspect the Purchased Property or any part thereof and the Purchaser shall be deemed, at its own expense, to have relied entirely on its own inspection and investigation. The Purchaser acknowledges that all warranties and conditions, express or implied, pursuant to all applicable legislation do not apply hereto and are hereby waived by the Purchaser. Furthermore, the Purchaser acknowledges that it shall be the Purchaser's sole responsibility to obtain and pay the costs of any consents, permits, licenses or other authorizations necessary for the transfer of such right, title and interest, if any, as the case may be, to the Purchaser or for the operation or use of the Purchased Property. The Purchaser further acknowledges that any information obtained from the Vendor, KPMG Inc., GM or the Interim Receiver, or any of their respective officers, directors, agents, employees or contractors has been provided solely for the convenience of the Purchaser and is not warranted to be accurate or complete and does not form part of the terms hereof. The provisions of this Section shall survive the termination of the Agreement.

4.8  FAILURE TO CLOSE

     If the Purchaser fails to comply with any provision of this Agreement and wrongfully fails to complete the Agreement, the Deposit, together with any interest accrued thereof, and all other payments made in connection with the Purchase Price shall be forfeited as liquidated damages and, without limiting the rights and remedies the Vendor may have hereunder or at law, the Purchased Property may be resold by the Vendor and provided the Vendor has acted in a commercially reasonable manner in doing so, the deficiency, if any, arising on such resale, together with all charges and expenses attending the same or occasioned by the defaulting Purchaser, less the amount of the Deposit, shall be made good on demand by the defaulting Purchaser, or paid forthwith to the Vendor on demand, as the case may be.

                                   ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

5.1  PURCHASER REPRESENTATION AND WARRANTIES

     The Purchaser represents and warrants that:

(a) it is a corporation duly incorporated, organized and subsisting under the laws of Ontario, Canada;

(b) it has the corporate power and authority to enter into and perform its obligations under the Agreement and all necessary actions and approvals have been taken or obtained by the Purchaser to authorize the creation, execution, delivery and performance of this Agreement and this Agreement has been duly executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, and this Agreement is enforceable against the Purchaser in accordance with its terms;

(c) it is not a non-Canadian for the purpose of the Investment Canada Act (Canada) and it is not a non-resident of Canada within the meaning of the Income Tax Act (Canada); and

(d) it has received a term sheet from The Toronto-Dominion ("TD") Bank which it has accepted under which TD has committed to provide sufficient funds to the Purchaser to complete the purchase herein which is subject only to conditions which have been disclosed to the Vendor.

5.2  VENDOR REPRESENTATION AND WARRANTIES

     The Vendor represents and warrants to the Purchaser that:

(a) the Vendor has not discharged, assigned or encumbered the security granted to it by the Company except for certain priority arrangements entered into between the Vendor and GM and which will be discharged or released from the Purchased Assets by GM at Closing;

(b) no person, firm or corporation who is entitled to do so has to date taken any action to redeem any of the Purchased Property and given notice of such action to the Vendor and no action or proceeding at law or in equity is to the knowledge of the Vendor pending or threatened by any party to enjoin, restrict or prohibit the Vendor's sale to the Purchaser of the Purchased Property.

                                   ARTICLE VI
                                   CONDITIONS

6.1  CONDITIONS FOR THE BENEFIT OF VENDOR

     The obligation of the Vendor to complete the Agreement is subject to the terms and conditions of this Agreement and the satisfaction of the following terms and conditions at or prior to the Closing Date, which following terms and conditions are for the sole benefit of the Vendor and which may be waived by the Vendor in its sole discretion:

(a) the representations and warranties of the Purchaser in Section 5.1 are true and accurate as of the Closing Date;

(b) no action or proceeding at law or in equity shall be pending or threatened by any person, firm, government, governmental authority, regulatory body or agency to enjoin, restrict or prohibit the purchase and sale of the Purchased Property;

(c) the ability to sell the Purchased Property shall not have been removed from the control of the Vendor by any means or process; and

(d)  no party shall take any action to redeem any of the Purchased Property.

6.2  CONDITIONS FOR VENDOR NOT SATISFIED

     In the event any of the conditions in Section 6.1 is not satisfied as of the Closing Date, this Agreement shall thereupon at the option of the Vendor or rendered null and void and the Purchaser shall be entitled only to the return of the Deposit with accrued interest earned thereon and thereafter the Vendor and the Purchaser shall not be under any further obligations to the other.

6.3  CONDITIONS FOR BENEFIT OF PURCHASER

     The obligation of the Purchaser to complete the Agreement is subject to the terms and conditions of this Agreement and the satisfaction of the following terms and conditions at or prior to the Closing date, which following terms and conditions are for the sole benefit of the Purchaser and which may be waived by the Purchaser in its sole discretion:

(a) The representations and warranties of the Vendor in Section 5.2 are true and correct as of the Closing Date.

(b) All of the terms, covenants and conditions of this Agreement to be performed or complied with by the Vendor or otherwise at or prior to the Time of Closing shall have been performed or complied with and all other conditions herein for the benefit of the Purchaser shall have been satisfied in accordance with their terms.

(c) Notwithstanding any other provisions hereof, between the date of this Agreement and the Time of Closing, no material adverse change shall have occurred with respect to the business of the Company or the prospects thereof or any of the Purchased Assets, considered as a whole. In this paragraph "material adverse change" shall mean an event such as a major product recall, the expense of which would in all likelihood have to be borne by the Purchaser following the Closing Date, the loss of a majority of the key management of the Company who cannot be replaced in the short term, a major labour dispute or other event similar to the foregoing in scope and magnitude.

(d) On the Closing Date, the Company shall be an undischarged bankrupt and the Approval Order shall have been issued by the Ontario Court of Justice (General Division) and no appeal shall have been initiated within the applicable time period.

(e) At the Time of Closing, the Purchaser shall have satisfied itself, acting reasonably, that Purchaser is acquiring from Vendor good and marketable title to the real and personal property which is included in the Purchased Assets free and clear of any encumbrances, liens, charges or claims which rank pari passu wit or prior to the Vendor's security other than the Permitted Encumbrances and any claims which the Vendor may undertake to satisfy and indemnify Purchaser from or that the Transfer of the Purchased Assets has been vested in the Purchaser pursuant to the Approval Order free of all such encumbrances, liens, charges or encumbrances.

(f) On or before January 15, 1999, the National Automobile, Aerospace, Transportation and General Workers Union of Canada (CAW - Canada) and its locals 1524 and 1987 (the "Union") shall have ratified the tentative amended collective agreement as negotiated between its representatives and the Purchaser with respect to the business to be carried by the Purchaser following completion of the transaction of purchase and sale contemplated herein.

(g) On the Closing Date, the Purchaser's Banks shall advance the funds necessary to fund the Purchase Price in accordance with the terms contained in the term Sheet offered by the Toronto-Dominion Bank and accepted by the Purchaser.

(h) The Purchaser shall on o before the Closing Date, have obtained the right to occupy the real properties leased by the Company and municipally known as 725 and 739 Monaghan Rd., Peterborough, Ontario for the 90 day occupancy period from the Closing Date upon the understanding that the Purchaser shall be responsible for the occupation rent during such period either pursuant to the Approval Order or an Occupation Agreement between the Interim Receiver or the Trustee and the Purchaser.

(i) On the Closing Date, the Purchaser shall have entered into an agreement with General Motors Corporation ("GMC") indemnifying the purchaser with respect to all amounts pertaining to the Company and its employees in respect of each of the following, namely:

     (i) unremitted source deductions under the Income Tax Act, and Canada Pension Plan premiums and Unemployment Insurance premiums;

     (ii) accrued vacation pay entitlements of the Company's employees, if any, to the extent they exceed in the aggregate $500,000;

    (iii) remittances and assessments due pursuant to the provisions of the Workplace Safety and Insurance Act, Pension Benefits Act (excluding, for greater certainty, any obligation to pay or be responsible for any unfunded deficiency under any existing Pension Plan of the Company upon such plan's wind-up), Excise Tax and Corporations Tax Act;

     (iv) unpaid suppliers who have delivered any asset included in the Purchased Assets (i) within 30 days prior to the Time of Closing or
          (ii) who has delivered to the Vendor, Interim Receiver, or Trustee, written demand for repossession; and

     (v) all amounts due and payable by the Company for property taxes and utilities;

     such Agreement to be in a form reasonably satisfactory to the Purchaser.

(j) On the Closing Date, at the Time of Closing, the Purchaser shall have obtained possession or control of the Purchased Assets.

6.4  CONDITIONS FOR PURCHASER NOT SATISFIED

     In the event any of the conditions in Section 6.3 is not satisfied by the date indicated, this Agreement shall thereupon at the option of the Purchaser be rendered null and void and the Purchaser shall be entitled to the return of the Deposit with accrued interest thereon and thereafter the Vendor and Purchaser shall not be under any further obligation to the other.

                                   ARTICLE VII
                           COVENANTS OF THE PURCHASER

7.1  COVENANTS OF THE PURCHASER

(a) the Purchaser shall ensure that the representations and warranties of the Purchaser contained herein are true and correct at the Time of Closing on the Closing Date;

(b) the Purchaser will not enter into any agreements with the Ministry of the Environment and Energy before the Time of Closing, without the prior written consent of the Vendor.

7.2  COVENANTS OF THE VENDOR

(a) At the Time of Closing, the Vendor shall deliver to the Purchaser such deeds of conveyance, bills of sale, assignments and instruments, in such form as may be reasonably necessary so as to convey to the Purchaser all of the right, title and interest of the Vendor in and to the Purchased Assets.

(b) Between the date of the acceptance of this Agreement by the Vendor and the Time of Closing, the Interim Receiver will make reasonable efforts to cause the Company to provide access to and to permit the Purchaser, through its representatives, to make such investigation of, the operations, properties, assets and records of the Company and of its financial and legal condition as the Purchaser deems necessary or advisable. The Interim Receiver shall make reasonable efforts to cause the Company to make available for discussions with the Purchaser and its authorized representatives, the persons responsible for managing the Company's business and, to the extent reasonably possible, the auditors, environmental consultants, engineers and other similar consultants who have provided services to or with respect to the Company's business and it is expressly acknowledged that the Purchaser shall be permitted access to the representatives of the bargaining unit for the Company's employees. Any fees and expenses required to be paid to the auditors, environmental consultants, engineers and other similar consultants referred to above shall be paid by the Purchaser at the time of the said discussions. Until the Time of Closing or the termination of this Agreement in accordance with its terms, the Interim Receiver shall make reasonable efforts to cause the Company to cooperate with the Purchaser in the conduct of the Purchaser's investigations and due diligence and shall authorize governmental agencies, authorities and other similar third parties as Purchaser may deem advisable, acting reasonably, to provide information concerning the Company to the Purchaser. The Purchaser through its representatives, shall be permitted to enter upon the Company's premises during usual business hours to carry out such reasonable tests, audits and inspections as it deems necessary or advisable, provided such tests, audits and inspections are carried out in a commercially reasonable manner and do not interfere with the operations of the Company. Provided however, it is expressly acknowledged and agreed that the Purchaser shall not assume any management, care or control over any assets of the Company, including any of the Purchased Assets for purposes of any Federal or Provincial Environmental Legislation or other legislation of any kind as a result of any steps taken by the Purchaser pursuant to any rights of access or investigation by its representatives conducted under the provisions of this Agreement. The Vendor shall in its application for the Approval Order apply for the order to include provisions allowing access to the Purchaser on the same basis as contemplated in this paragraph 7.2(c).

                                  ARTICLE VIII
                SPECIAL ARRANGEMENT FOR INVENTORY AND RECEIVABLES
                            AND ENVIRONMENTAL RESERVE

8.1  MANAGEMENT OF INVENTORY DURING INTERIM PERIOD

     From the time of acceptance of this Agreement until the Time of Closing, GM and the Interim Receiver shall make reasonable efforts to cause the Company to consult on a regular basis with the Purchaser as to the Company's current inventory levels and requirements.

8.2  PRELIMINARY INVENTORY CALCULATION

     It is expressly acknowledged and agreed that in the calculation of the Purchase Price at the Time of Closing attributable to the inventory described in Parcel I, the parties will use the inventory as it is recorded in the financial records of the Company as at December 31, 1998.

8.3  HOLDBACK WITH RESPECT TO INVENTORY

     It is expressly acknowledged and agreed that an amount equal to 25% of the Purchase Price which is attributable to Parcel I (inventory) and which is otherwise payable by the Purchaser to the Vendor on the Closing Date in accordance with the provisions hereof, shall instead be placed in escrow, on the Closing Date in accordance with an escrow agreement in the form annexed hereto as Schedule "C" (the "Escrow Agreement"). The Purchaser, GM and the Interim Receiver each agree to execute the Escrow Agreement on the Closing Date. In this Agreement, the term "Escrow Agent" shall mean the Interim Receiver, as referred to in the Escrow Agreement and the term "Escrow Funds" shall have the meaning attributed thereto in the Escrow Agreement.

8.4  AUDIT/FINAL ADJUSTMENTS TO PURCHASE PRICE WITH RESPECT TO INVENTORY

     Forthwith after the closing Date and as of the Closing Date, the Purchaser shall cause a physical count and valuation to be conducted of the inventory of the Company described in Parcel I (the "Closing Inventory"). The representatives of the auditors of the Purchaser (the "Purchaser's Auditors") and BBK Ltd. ("BBK") (being the representatives of GM), the Interim Receiver and representatives of the Company will be permitted to attend and observe at the inventory court and carry out at their own expense such procedures s they deem appropriate. This count and valuation shall be conducted by employees of the Purchaser who were formerly employees of the Company and who are knowledgeable of the inventory and its costing. The inventory shall be valued s set forth in
Section 3.2 and the count and valuation will be conducted and completed as quickly as possible after the Closing Date. If the parties are unable to agree to a resolution of any differences within fifteen (15) days after completion of the physical count, the parties agree that the resolution of such differences shall be submitted to the Toronto office of Deloitte & Touche (the "Arbitrator") for a final and binding determination. In the event that Deloitte & Touche are unable to accept the appointment, the Purchaser and GM shall appoint a mutually agreeable substitute. The arbitrator's fees and expenses shall be allocated and paid based upon the relative difference between the respective positions of the parties as submitted to the Arbitrator and the final determination of the Arbitrator. The Purchaser shall make available to the Interim Receiver, the Purchaser's Auditors, BBK, and if necessary, the Arbitrator, the books and records utilized in conducting the Closing Inventory together with the employees working on the Closing Inventory.

8.5  FINAL PURCHASE PRICE

     The "Final Purchase Price" shall be the Purchase Price adjusted upwards or downwards, by the difference between the value with respect to the inventory of the Company as finally agreed upon by the Vendor, GM and the Purchaser or as determined by the Arbitrator and the values with respect to the inventory of the Company otherwise used to calculate the Purchase Price, in accordance with this agreement, on the Closing Date.

8.6  FINAL DETERMINATION

     Immediately upon final determination of the Final Purchase Price, the Purchaser, and GM shall jointly notify the Escrow Agent of the amount of any final adjustment in accordance with the notice provisions of the Escrow Agreement. If an amount is due to the Purchaser as a refund of excess Purchase Price previously paid, the Escrow Agent shall pay that amount to the Purchaser from the Escrow Funds pursuant to the Escrow Agreement. If the amount due to the Vendor is less than the balance of the Escrow Funds, the remaining balance of the Escrow Funds shall be paid by the Escrow Agent to the Purchaser. If an amount is due to the Vendor in excess of the Escrow Funds, such amount shall be paid to the Vendor by the Purchaser on demand. All amounts contemplated by this
Section 8.6 shall be made by cheque within five (5) business days after final determination of the Final Purchase Price. Notwithstanding the foregoing, if a portion of the holdback is not the subject matter of a dispute referred to in
Section 8.4, such portion shall be released if an irrevocable direction addressed to the Escrow Agent agreeing to the release of such portion signed by the Vendor, Purchaser, GM, BBK and the Interim Receiver is delivered to the Escrow Agent.

                                   ARTICLE IX
                                     GENERAL

9.1  TIME OF ESSENCE

     All stipulations as to time are strictly of the essence.

9.2  TENDER

     Any tender of documents or money hereunder may be made upon the Vendor or the Purchaser at their respective solicitors or at the address in Section 9.11.

9.3  KPMG

     KPMG Inc. acts in its capacity as agent of the Vendor and neither KPMG Inc. nor any of its officers, directors, agents, employees or contractors shall have any personal or corporate liability or obligation under or in connection with the Agreement.

9.4  NO ASSIGNMENT

     The Purchaser shall not be entitled to assign its rights and obligations under this Agreement without the prior written consent of the Vendor.

9.5  GOVERNING LAW

     The validity and interpretation of the Agreement shall be governed by the laws of Ontario and the laws of Canada applicable in the Province of Ontario, and such Agreement shall enure to the benefit of and be binding upon the parties thereto, and their respective successors or permitted assigns, as the case may be.

9.6  NO COMMISSIONS

     The Vendor shall not be required to pay any commission or brokerage fee whatsoever in connection with any sale pursuant to the Agreement.

9.7  SURVIVAL OF OBLIGATIONS, REPRESENTATIONS

     Unless   otherwise    specifically    stated   herein,   all   obligations,
representations and warranties of the parties contained in the Agreement shall survive the completion of the sale.

9.8  ENTIRE AGREEMENT

     The Agreement shall constitute the entire agreement between the parties to it pertaining to the subject matter thereof and shall supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there shall be no agreements or understandings between the parties in connection with the subject matter thereof except as specifically set forth herein and except a separate agreement between the Vendor and GM which does not bind the Purchaser. No supplement, modification, waiver or termination of the Agreement or any part thereof shall be binding, unless executed in writing by the parties to be bound thereby, provided that the time provided for doing any matter or thing contemplated herein may be abridged or extended by written agreement, in letter form or otherwise, executed by the duly authorized solicitors for the parties. This Agreement may be executed in one or more counterparts, which together shall constitute one and the same Agreement. Any counterpart of this Agreement may be executed and delivered by telecopier as sufficient evidence of the Agreement of any party executing and delivering a counterpart.

9.9  HEADINGS AND REFERENCES

     The headings in this Agreement introducing Sections and subsections are for convenience of reference only and shall not affect the interpretation of the Agreement. All references to the parties hereto shall be read with such changes in number and gender as may be appropriate, according to whether the party is a male or female person or a corporation or partnership, and if more than one parson, shall be deemed joint and several. References to Sections are references to sections in this Agreement.

9.10 FURTHER ASSURANCES

     The parties hereby undertake and agree with each other to execute and deliver such other documents, papers, matters and assurances as the other party may reasonably require or request in connection with the Agreement for the purposes of the more effectual carrying out of the Agreement. All expenses in connection with such further documents, papers and assurances shall be borne by the party requesting the same.

9.11 NOTICES

     Any notice or other communication required or permitted to be given under the Agreement shall be in writing and shall be given by telecopier, prepaid registered mail or personal delivery and shall be conclusively deemed to have been given and received on the day on which it was delivered or sent by telecopier, or five days after deposited in the post office or telegraph office as the case may be, (personal delivery including delivery by commercial courier) to the Purchaser, the Vendor and the other parties as follows:

     If to the Vendor:               The Bank of Nova Scotia
                                     Special Accounts Management
                                     One Financial Place
                                     1 Adelaide Street East, 9th Floor
                                     TORONTO, Ontario
                                     M5C 2W8
                                     Attention:  Vice-President
                                     Facsimile:  (416)933-1357

     with a copy to:                 KPMG Inc.
                                     Suite 3300, Commerce Court West
                                     P.O. Box 31, Stn. Commerce Court
                                     TORONTO, Ontario
                                     M5L 1B2
                                     Attention:  Michael Creber
                                                 Senior Vice-President
                                     Facsimile:  (416)777-3364

     with a copy to:                 Borden & Elliott
                                     Scotia Plaza
                                     40 King Street West
                                     TORONTO, Ontario
                                     M5H 3Y4
                                     Attention:  William S. Robertson
                                     Facsimile:  (416)361-7078

     If to GM:                       General Motors Corporation
                                     3031 West Grant Boulevard, 8th Floor
                                     DETROIT, Michigan 48202
                                     Attention:  Christopher F. Dubay
                                     Facsimile:  (810)986-6702

     with a copy to:                 Thornton Grout Finnigan
                                     2200 - 77 King Street West
                                     Royal Trust Tower
                                     Toronto-Dominion Centre
                                     TORONTO, Ontario
                                     M5K 1K7
                                     Attention:  James H. Grout
                                     Facsimile:  (416)304-1313

     with a copy to:                 General Motors of Canada Limited
                                     1908 Colonel Same Drive
                                     OSHAWA, Ontario
                                     L1H 8P7
                                     Attention:  Lawrence Worral and
                                                 Heather Innes
                                     Facsimile:  (905)644-4491

     with a copy to:                 Honigman, Miller, Schwartz and Cohn
                                     2290 First National Building
                                     DETROIT, Michigan 48226-3583
                                     Attention:  Donald F. Baty, Jr.
                                     Facsimile:  (313)465-7315

     If to Interim Receiver:         Grant Thornton Limited
                                     19th Floor, South Tower
                                     Royal Bank Plaza
                                     200 Bay Street, Box 55
                                     TORONTO, Ontario
                                     M5J 2P9
                                     Attention:  Allan A. Rutman
                                     Facsimile:  (416)360-4949

     If to Purchaser:                Ventra Group Inc.
                                     1900 West Big Beaver Road
                                     Suite 250
                                     TROY, Michigan 48084
                                     Attention:  Richard Stanley
                                                 Executive Vice-President
                                     Facsimile:  (248)816-1040

     with a copy to:                 McGuire, McFarlane & Thomas
                                     Barristers and Solicitors
                                     P.O. Box 996
                                     61 Dover Street
                                     CHATHAM, Ontario
                                     N7M 5L6
                                     Attention:  R. John McFarlane
                                     Facsimile:  (519)351-7566

9.12 SCHEDULES

     The following are the Schedules annexed hereto and incorporated by reference and deemed to be part hereof:

     -   Schedule "A" - Real Property of the Company;
     -   Schedule "B" - Other Assets of the Company (Parcel IV);
     -   Schedule "C" - Escrow Agreement;
     -   Schedule "D" - Machinery and Equipment of the Company (Parcel III);
     -   Schedule "E" - Permitted Encumbrances;
     -   Schedule "F" - Approval Order approving sale of Purchased Assets;
     -   Schedule "G" - Special Excluded Assets.

                                    ARTICLE X
                              OFFER AND ACCEPTANCE

10.1 OFFER AND ACCEPTANCE

     This Agreement, when signed by the Purchaser and before it is signed by the Vendor, s hall be considered to be a form of offer by the Purchaser to purchase the Purchased Property from the Vendor on, and subject to, the terms and conditions contained herein. The offer shall be open for acceptance by the Vendor and approval and agreement by GM and the Interim Receiver until 5:00 p.m. (Toronto time) on the 22nd day of December, 1998 at which time, if not accepted by the Vendor and approve and agreed to by GM and the Interim Receiver, this offer shall be null and void. The expression "this Agreement" or "the Agreement" herein shall mean the agreement resulting from the acceptance by the Vendor and approval and agreement by GM and Interim Receiver of the offer.

     IN WITNESS WHEREOF the Purchaser has signed this Agreement by a person authorized to do so on the Purchaser's behalf.

                                       VENTRA GROUP INC.

                                       By:    /s/ W. Dwight Rollins
                                              ---------------------------------
                                       Name:  W. Dwight Rollins
                                       Title: Chief Financial Officer


                                   ACCEPTANCE

         The Vendor hereby accepts this offer and GM and t he Interim Receiver hereby approve and agree to this offer as of the day of December, 1998.

                                       THE BANK OF NOVA SCOTIA

                                       By:
                                       Name:
                                       Title:


GENERAL MOTORS OF CANADA               GENERAL MOTORS CORPORATION
LIMITED

By:                                    By:
Name:                                  Name:
Title:                                 Title:


                                       GRANT THORNTON LIMITED

                                       By:
                                       Name:
                                       Title: